Exhibit 99

Green Brick Partners Announces the Promotion of Jed Dolson to Co-CEO

PLANO, TEXAS, July 30, 2026 – The Green Brick Partners’ (NYSE: GRBK) Board of Directors today announced that as part of its long-term succession planning process, Jed Dolson, Chief Operating Officer and President, will be promoted to Co-Chief Executive Officer on October 15, 2026.

Mr. Dolson joined Green Brick Partners in 2013 as the Head of Land Acquisition and Development. During his tenure, Mr. Dolson has served with increasing roles of responsibility, serving as President of the Texas Region, where he oversaw the operations of Green Brick’s Texas builders, EVP and Chief Operating Officer, where he led all builder and land acquisition and development functions, and most recently as President of Green Brick Partners. In addition, from 2022-2024 Mr. Dolson served as the President of Trophy Signature Homes, overseeing a critical growth period for Green Brick’s largest builder.

“Jed has been a driving force behind Green Brick’s success and has earned this promotion through more than a decade of exceptional leadership, disciplined execution, and deep commitment to our people, our builders, and our shareholders,” said Jim Brickman, Chief Executive Officer and Co-Founder. “Since joining Green Brick, Jed has played a central role in building the operating platform that supports our growth, strengthening our land acquisition and development capabilities, and advancing the performance of our homebuilding operations. His strategic vision, operational expertise, and proven ability to lead across the organization make him exceptionally well prepared to help guide Green Brick’s next phase as Co-CEO.”

About Green Brick Partners, Inc.
Green Brick Partners, Inc (NYSE: GRBK), the third largest homebuilder in Dallas-Fort Worth, is a diversified homebuilding and land development company that operates in Texas, Georgia, and Florida. Green Brick owns five subsidiary homebuilders in Texas (CB JENI Homes, Normandy Homes, Southgate Homes, Trophy Signature Homes, and a 90% interest in Centre Living Homes), as well as a controlling interest in a homebuilder in Atlanta, Georgia (The Providence Group) and an 80% interest in a homebuilder in Port St. Lucie, Florida (GHO Homes). Green Brick also retains interests in related financial services platforms, including Green Brick Title, Green Brick Mortgage, and Green Brick Insurance. The Company is engaged in all aspects of the homebuilding process, including land acquisition and development, entitlements, design, construction, marketing, and sales for its residential neighborhoods and master-planned communities. For more information about Green Brick Partners Inc.’s subsidiary homebuilders, please visit greenbrickpartners.com/brands-services.

Contact:
Keith Johnson
Senior Vice President, Investor Relations
469-573-6755
IR@greenbrickpartners.com